EXHIBIT 21
SUBSIDIARIES OF STATE STREET CORPORATION
The following table presents the name of certain State Street subsidiaries and the state or jurisdiction of organization. Certain subsidiaries of State Street have been omitted in accordance with SEC regulations because, when considered in the aggregate, they did not constitute a “significant subsidiary” of State Street.

Currenex INC	New York
EuroGalleon Limited	Ireland
International Fund Services (N.A.), L.L.C.	New York
Investors Boston Securities Corporation	Massachusetts
Investors California, LLC	Massachusetts
Investors Copley Securities Corporation	Massachusetts
Lincoln Securities Corporation	Massachusetts
Offshore Financial Solutions LTD	Grand Cayman
Princeton Financial Systems	New Jersey
Quincy Securities Corporation	Massachusetts
SS Borrowdale Pty Limited	Australia
SS Scarborough Pty Limited	Australia
SSB Realty, LLC	Massachusetts
State Street AIS Europe LLC	Delaware
State Street Bank and Trust Company	Massachusetts
State Street Bank Europe, Limited	United Kingdom
State Street Bank GMBH	Germany
State Street Bank S.P.A.	Italy
State Street Bank Luxembourg S.A.	Luxembourg
State Street Banque, S.A.	France
State Street Global Advisors International Holdings INC	Delaware
State Street Global Advisors, INC	Delaware
State Street Global Advisors Limited	United Kingdom
State Street Global Markets Intl Ltd.	United Kingdom
State Street Global Markets, LLC	Massachusetts
State Street Holdings Germany GMBH	Germany
State Street Holdings Ireland	Ireland
State Street Holdings Italy S.R.L.	Italy
State Street International Holdings	Massachusetts
State Street International Holdings Switzerland GMBH	Switzerland
State Street International Ireland Limited	Ireland
State Street Investment Manager Solutions, Llc	Massachusetts
State Street Investment Services California LLC	California
State Street Massachusetts Securities Corporation	Massachusetts